Tidal Trust I 485BPOS

Exhibit 99.(p)(xix)

DANA INVESTMENT ADVISORS, INC.

CODE OF ETHICS

I.	INTRODUCTION

It is the policy of Dana Investment Advisors, Inc. (“Dana”) to adhere to the highest ethical standards with respect to its client relationships. Dana believes it is important that all who work at Dana understand that its role as an investment manager involves important responsibilities and carries with it certain burdens not typically assumed by other service providers. With respect to the operation of its business, Dana expects all of its employees to adhere to the highest ethical standards. Set forth below in this Code of Ethics (“Code”) are certain minimum duties and restrictions on each employee’s activities.

As a condition to continued employment, all Dana employees are required to execute Quarterly Compliance Certifications, and an Annual Compliance Certification of receipt and compliance regarding Dana’s Code of Ethics, including disclosure of employee Conflicts of Interest. Newly hired employees are required to acknowledge their receipt and understanding of Dana’s Code of Ethics within 15 days after being hired. Failure to execute the required certification will subject the employee to dismissal.

II.	CONFIDENTIALITY POLICY

The information that clients convey to Dana must be held in the strictest confidence. Without the express permission of the respective client, no employee, officer, or director of Dana shall disclose to any unauthorized person any client information. Client names, investment objectives, the amount of assets under management, and other client-specific information shall not generally be disclosed to anyone but another employee of Dana. Additionally, specific management techniques and strategies used by Dana in managing client accounts are considered proprietary information and, unless otherwise authorized by the CEO of Dana, shall in all events be kept confidential. Violation of these confidentiality rules constitutes a breach of the professional ethical standards imposed by Dana and may lead to disciplinary proceedings.

As a condition to employment with Dana, each employee will be required to read and acknowledge Dana’s Confidentiality Policy, as well as the Corporate Privacy Policy and Practices Statement (See Exhibit A).

III.	PERSONAL SECURITIES TRANSACTIONS

A.	Requirements. Each officer, director, and employee of Dana is prohibited in connection with the purchase or sale of a security:

1.	To employ any device, scheme, or artifice to defraud Dana or any of its clients;

2.	To make any untrue statement of a material fact or omit to state to Dana or any of its clients a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon Dana or any of its clients; or

4.	To engage in any manipulative practice with respect to Dana or any of its clients.

B.	Definitions.

1.	“Access Person” includes (a) each director or officer of Dana, (b) each employee of Dana who in connection with his or her regular duties obtains information about the purchase or sale of a security by Dana or a client of Dana or whose functions are related to the making of such recommendations, and (c) any natural person in a control relationship to Dana who obtains information concerning recommendations made by Dana with regard to the purchase or sale of a security.

2.	Generally, you should consider yourself to be the “beneficial owner” of securities held by your spouse, your minor children, a relative who shares your home, or other persons if by reason of any contract, understanding, relationship, agreement, or other arrangement you obtain from such securities benefits substantially equivalent to those of ownership. You should also consider yourself the beneficial owner of securities if you can vest or re-vest title in yourself, now or in the future.

3.	A security is considered “restricted” if it has been identified by either the CEO or Chief Compliance Officer (“CCO”) as having been placed and actively managed in one or more of Dana’s investment strategies or wealth management accounts. Options on restricted securities, other than covered calls, are also deemed to be a restricted security. For purposes of this section, non-reportable securities placed in one or more of Dana’s investment strategies or wealth management accounts shall not be deemed restricted. In addition, Exchange Traded Funds (ETFs), Exchange Traded Notes (ETNs), and any security that provides either a Net Asset Value (NAV) or unit value at the end of each business trading day, that are placed in one or more of Dana’s investment strategies or wealth management accounts are not deemed restricted.

4.	A security is considered “non-restricted” as long as it is not identified as a restricted security.

5.	A “reportable security” includes, but is not limited to, all publicly traded equities, preferred stocks, corporate and convertible bonds, municipal bonds, warrants, options, exchange traded funds and notes (ETF/ETN), and other similar exchange traded investments that are priced in a comparable fashion using an NAV, to include those securities that incorporate the impact of an expense ratio or that otherwise are able to trade at a premium or discount to the NAV price. In addition, investments made in any mutual fund that Dana serves as the Fund’s advisor or sub-advisor shall be considered a reportable security. Investments in non-publicly traded hedge funds, limited partnerships, and private placement arrangements shall also be considered reportable securities.

A reportable security does not include securities issued by the U.S. Government and Government Agencies, bankers’ acceptances, bank certificates of deposit, non-Dana open-end mutual funds, common trusts or commingled funds that provide either an NAV or unit value at the end of each business trading day, commercial paper and other high-quality short-term debt instruments that when purchased will mature in less than 366 days, or any security in which transactions are effected pursuant to an automatic investment plan/program. However, with respect to automatic investment programs, any transactions that override the preset investment allocation or formula shall be considered a reportable security under this section (such as selling shares rather than purchasing them).

6.	A “Covered Security” means any security as defined in Section 2(a)(36) of the Investment Company Act. A Covered Security does not include:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and

●	Shares issued by open-end funds when purchased directly from an investment company registered under the Investment Company Act.

C.	Policy of Dana. Dana utilizes the Intapp automated compliance system (“Intapp Compliance System” or “ICS”) that provides Dana’s compliance department with electronic daily reporting, monitoring, and personal trading verification. It is the policy of Dana Investment Advisors, Inc. to prohibit purchases by Access Persons in all restricted securities. In addition, all sale transactions involving a restricted security must first be precleared using the ICS. Personal security transactions by Access persons in non-restricted securities do not require pre-clearance. Dana employees that are responsible for managing substantially similar investments (e.g., portfolio managers) are allowed to participate in an aggregated purchase of a non-restricted security along with client accounts as long as all accounts in the aggregated purchase receive the exact same average per-share execution price. Securities purchased in this manner will then become restricted securities and will be treated in the same manner as any other restricted security.

D.	Procedures.

1.	Restricted Securities List.

Generally, personal securities transactions in restricted securities are prohibited. A complete list containing all currently restricted securities (the “Restricted Securities List”) will be posted on Dana’s internal intranet site and in the ICS, which is available to all Access Persons. Such list will be continually updated and should be reviewed prior to initiating a personal securities transaction in a reportable security.

2.	Pre-Clearance of Trades.

All personal securities transactions involving a sale of a restricted security must first be precleared using the ICS. In addition, all transactions in IPOs, non-publicly traded hedge funds, limited partnerships, and private placement arrangements must first be submitted for pre-clearance. The ICS will then communicate to the Access Person whether or not such transaction(s) will be permitted. Authorization for all pre-cleared transactions shall only be effective for trades executed during the authorized time period (2 trading days consisting of the current trading day and the next trading day). All non-executed pre-cleared transactions must be resubmitted for pre-clearance each subsequent trading day until the desired execution is completed.

3.	Reporting Transactions.

All employees are required to establish an ICS account and enter all applicable personal trading accounts using the ICS website. In limited circumstances where employee accounts are not able to be electronically connected to the automated ICS, employees are required to manually self-report their personal securities transactions to Dana’s CCO on a quarterly basis. Annually, all employee year-end holdings are either confirmed using the ICS, or the employee must provide Dana’s CCO with year-end account statements. It is your responsibility to ensure that the information contained in your Quarterly and Annual certifications is complete and accurate.

In order to provide Dana’s CCO with information to enable him to determine with reasonable assurance whether the requirements set forth above are being observed by Dana’s Access Persons that self-report their securities transactions, such Access Persons shall submit Personal Securities Transactions reports in the form attached hereto as Exhibit B to the Chief Compliance Officer, or his or her designee, showing all transactions in “reportable securities” in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. Such reports shall be filed no later than 30 business days after the end of each calendar quarter. Dana’s Chief Compliance Officer or his or her designee shall review such reports at least quarterly, with the CCO’s reports being reviewed by the Assistant Vice President of Compliance, who will directly communicate any potential violations to the CEO. In addition to regularly filing quarterly transaction reports, each Access Person that self-reports shall annually file December 31st year-end account statements showing all holdings of any Covered Security by security name, ticker/CUSIP, and share amount/number of bonds/principal amount as of December 31st within 45 days of a calendar year end. For Access Persons hired during the calendar year, an initial holdings report dated no more than 45 days prior shall be submitted via the ICS, or to the CCO within the first 10 business days of employment. Holdings reports do not need to be submitted for accounts that cannot hold Covered Securities (i.e., 529 accounts, variable life insurance, fixed annuities, etc.).

4.	Notification to Access Persons.

Dana’s Chief Compliance Officer shall periodically notify each Access Person of their responsibilities contained within this Code of Ethics and shall further provide to each Access Person a copy of this Code of Ethics for review at least annually and following each material amendment. Using the ICS, each Access Person shall at least annually, and following any material amendment, provide a written acknowledgment demonstrating receipt and understanding of, and compliance with Dana’s Code of Ethics.

5.	Dana’s Chief Compliance Officer shall report to the Board of Directors:

a)	At the next Board of Directors meeting following the review of any report or notification from the ICS with respect to each reported transaction in violation of the “Restricted Securities List,” unless the total transaction amount involved was less than $20,000.

b)	With respect to any transaction not required to be reported to the Board by the operation of subparagraph 5.(a) that the Chief Compliance Officer believes nonetheless may evidence a violation of this Code; and

c)	Apparent violations of the reporting requirements stated herein.

6.	The Board shall consider reports made to it hereunder and shall determine whether the policy established in paragraph III.C has been violated, and what sanctions, if any, should be imposed. The Board shall review the operation of this policy at least once per year.

If the Board determines that an Access Person has committed a violation of the Code, the Board may impose, or it may authorize the CCO to impose, sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC, and, in certain cases, criminal referral. The Board may also require the offending Access Person to reverse the trades in question, forfeit any profit, or absorb any loss derived therefrom, and such forfeiture shall be disposed of in a manner that shall be determined by the Board in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

7.	Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be requested and issued in writing. Pre-clearance and quarterly reports are not required under this Code for transactions effected pursuant to an automatic investment plan. Quarterly reports are required, but pre-clearance is not required, under this Code for transactions placed by a discretionary Investment Advisor or Trustee that an Access person has retained to manage their account(s) and who unilaterally executes transactions on their behalf. Quarterly reports are required, but pre-clearance is not required, under this Code for transactions placed by Dana for an Access person that has a Dana-managed account(s) in one or more of Dana’s composite strategies, or wealth management accounts that invest in Covered Securities, or in a Dana-managed mutual fund. Quarterly reports are required for executed trailing stop loss orders. Pre-clearance is not required under this Code for trailing stop loss orders placed on non-restricted securities provided documentation of the original order entry date is retained and produced if a trailing stop loss order is subsequently executed on a security that became restricted. Quarterly reports are required, but pre-clearance is not required, under this Code for transactions in securities held in accounts over which the Access Person has no direct control, to include investment club transactions provided the Access Person does not determine the purchase and/or sale execution criteria for the club and does not take part in initiating club related securities transactions. Annual holdings reports are still required for all of the accounts described in this paragraph.

8.	Neither quarterly reports nor pre-clearance are required for accounts that can only hold non-Dana open-end mutual funds. Neither quarterly reports nor pre-clearance are required for accounts managed by Robo-Advisors that solely invest in mutual funds (to include ETFs/ETNs) and in which the Access Person has no direct control over initiating transactions and is otherwise unaware of the particular securities the Robo-Advisor is actually transacting in at any point in time. Annual holdings reports are not required for all of the accounts described in this paragraph (e.g., Acorns and Betterment).

9.	This Code, a copy of each report by an Access Person, any written report hereunder by the Chief Compliance Officer, and lists of all persons required to make reports shall be preserved with Dana’s records for the period required by Rule 204-2 et al. of the Investment Advisers Act of 1940.

IV.	INSIDER TRADING POLICIES

This Code of Ethics is based on the principle that all Access Persons of Dana Investment Advisors, Inc. have a fiduciary duty to place the interest of clients ahead of their own and Dana’s. Access Persons must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of Dana clients. Each employee is obligated to comply with Dana’s Insider Trading Policies and to generally refrain from trading in any securities on the basis of inside information. A violation of Dana’s Insider Trading Compliance Policies will subject the employee to immediate discipline.

A.	Insider Trading Defined. Essentially, insider trading consists of the use of material nonpublic information in purchasing or selling a particular security (trading based on nonpublic information that, if public, could affect the price of the security traded).*

*This definition of insider trading is not to be relied upon as a legal definition. Courts and regulatory authorities construing insider trading may apply a different standard.

B.	Fiduciary Duty.

As fiduciaries, all Access Persons must at all times:

1.	Place the interests of advisory clients first. All Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of Dana’s advisory clients. Access Persons may not induce or cause an advisory client to take action or not to take action for personal benefit rather than for the benefit of the advisory client. For example, a supervisor or employee would violate the policy by causing an advisory client to purchase a security the supervisor or employee owned if the purchase was for the purpose of increasing the price of that security.

2.	Avoid taking inappropriate advantage of their position. The receipt of investment opportunities, perquisites or gifts from persons seeking business with Dana or its advisory clients could call into question the exercise of the independent judgment of an Access Person. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

3.	Conduct all personal securities transactions in full compliance with this Code, including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of Dana’s clients. Technical compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that indicate a violation of Dana’s fiduciary duties.

C.	Procedures to be Followed.

1.	Chief Compliance Officer. The Chief Compliance Officer, or other individual appointed by the CEO, shall be responsible for reviewing employee trading, as well as maintaining and enforcing the insider trading compliance policies (the “Compliance Policies”) set forth in this document.

2.	Monitoring of Employee Transactions.

a)	No-Trade Order. Dana has the right at any time to name a security with respect to which no trading will be allowed. If Dana issues a no-trade order, the existence of such order and the security(ies) subject to such order are to be kept strictly confidential.

b)	Reports to Dana. In accordance with Dana’s existing “personal trading policy,” all transactions should be verified in the ICS or submitted to the Chief Compliance Officer within thirty (30) days after the end of each quarter. The Chief Compliance Officer will review such information, with the CCO’s information being reviewed by the Assistant Vice President of Compliance.

3.	Acknowledgement. Annually, each employee will be required to submit an acknowledgment that he or she (1) has read and agrees to abide by these Compliance Policies, (2) will refrain from trading on the basis of material nonpublic information, and (3) will hold Dana harmless from the consequences of any breach of these representations and warranties. The annual submission of the Acknowledgment is a condition to continued employment. Failure to execute the Acknowledgment will subject the employee to dismissal.

4.	Discipline and Enforcement. A violation of any of these Compliance Policies, including the representations and warranties in the Acknowledgment, will subject the employee to immediate discipline. Depending on the severity of the violation, discipline may include, but shall not be limited to, an oral warning, a written warning, suspension, dismissal, and reporting the violations to the proper regulatory authorities.

V.	CONFLICTS OF INTEREST POLICY

It is Dana Investment Advisors’ policy to identify potential conflicts of interest that may arise from time to time in managing client accounts. Dana takes seriously its responsibilities in identifying and disclosing potential conflicts of interest regarding the investment management of client accounts. Each stage of the investment management process may potentially involve a conflict. Dana seeks to proactively eliminate those conflicts that are associated with managing client accounts. For any conflicts that cannot be effectively eliminated, Dana provides adequate disclosure in several documents that are either delivered to clients or made available upon request (e.g., ADV Part 2 Brochure, Form CRS, Investment Advisory Agreement, etc.).

VI.	WHISTLEBLOWER POLICY

All employees shall report evidence of any material violation of federal or state securities laws and any material breach of fiduciary duty by the Firm or any of its Access Persons to Dana’s Chief Compliance Officer. Dana’s Whistleblower Policy prohibits retaliation against any employee who makes a good-faith report of known or suspected misconduct (see Exhibit C). All employees shall receive a copy of the current Whistleblower Policy at least annually.

VII.	OTHER DUTIES

A.	Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities, or portfolios of advisory clients except to the person whose responsibilities require knowledge of the information.

B.	Gifts. The following provisions on gifts apply to Access Persons:

1.	Giving and Receiving Gifts. In general, the term “gifts” shall include both the giving and receiving of physical gifts, as well as meals and entertainment. On occasion, because of their position with Dana, Access Persons may either give gifts to or receive gifts from clients, brokers, vendors, or other persons. Giving and receiving extraordinary or extravagant gifts is prohibited. When Access Persons are offered extraordinary or extravagant gifts, such gifts must be declined and returned in order to protect Dana’s reputation and integrity. One-time gifts of nominal value not exceeding $100 (e.g., candy, pens, mugs, T-shirts, etc.) are allowed whether alone or in the aggregate if there are multiple gifts at the same time. Single gifts of $100 or more in value during any twelve-month period (e.g., customary business meals, entertainment, and sporting activities) are also allowed, but must be disclosed on the ICS or have been reported to the Firm as a reimbursable expense. In addition, nominal gifts shall be reported by the employee when the total value of nominal gifts either received from or given to the same party during the prior twelve months will exceed $100. Access persons are encouraged to seek pre-clearance from the CCO for any gifts that might reasonably be seen to violate the Firm’s gift policy.

2.	Giving and Receiving Gifts: Registered Investment Companies. Dana Access Persons are prohibited from accepting gifts and entertainment of any value from persons doing business or hoping to do business with a Registered Investment Company (i.e., mutual fund) that Dana acts as Advisor or Sub-Advisor to. Access persons are encouraged to seek pre-clearance from the CCO for any gifts that might reasonably be seen to violate the Firm’s gift policy.

3.	Solicitation of Gifts. Access Persons are prohibited from soliciting gifts of any value under any circumstances.

4.	Gift or Inheritance of Securities. Access Persons are allowed to receive a gift or inheritance of any security, even if a particular security is a restricted security. All gifts of restricted securities shall be reported to the CCO within 90 days. Dana’s regular personal transactions policy will apply to the subsequent sale and reporting of any gifted or inherited securities.

5.	Required Notification. Any employee with knowledge that a gift received by an Access Person might violate this Code must promptly notify the CCO of the suspected gift violation.

C.	Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any advisory client or to Dana. This includes, but is not limited to, acquiring Reportable Securities for one’s own account that would otherwise be acquired for an advisory client.

D.	Undue Influence. Access Persons shall not cause nor attempt to cause any advisory client to purchase, sell, or hold any security in a manner calculated to create any personal benefit to such Access Person. If an Access Person stands to materially benefit from an investment decision for an advisory client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the advisory client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security, or the security issuer where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

Updated May 6, 2025

EXHIBIT A

Dana Investment Advisors, Inc.

CORPORATE PRIVACY POLICY AND PRACTICES STATEMENT

Federal legislation requires all investment advisors registered with the SEC to provide a privacy notice to all of their clients.

This notice will describe our practices and policies concerning our handling of your personal information.

Protecting and Safeguarding Your Nonpublic Personal Information

Our relationship with our clients is of utmost importance to us. As you have entrusted us with your private financial information, we will always act accordingly to maintain that trust. Our employees are trained so that your personal information is held in strict confidence and safeguarded. Physical, procedural, and electronic safeguards are in place and well established.

Nonpublic Personal Information We Collect to Serve You

The nonpublic personal information we use is collected to enable us to open and administer your account, process your transactions, and help us to provide you with quality service. The information we collect may include name, address, phone number, email address, birth date, social security number (or tax ID number), and information about your income, net worth, risk tolerance, and investment experience. Personal information is collected to meet our regulatory obligations. This information is neither sold nor otherwise disseminated to disinterested outside parties.

Nonpublic Personal Information is Held in Strict Confidence

Personal information is not disclosed to any third parties unless it is necessary for processing investment transactions or for the servicing of one or more of your investment accounts. We will always act in good faith and disclose only the information that is required or permitted under law. If, at any time, it is necessary to disclose any of your nonpublic personal information in a manner that is not consistent with this policy, you will be notified in advance in order to have the opportunity to opt out of such disclosure. If, at any time, you decide to close your account(s) or become an inactive client, we will continue to adhere to our ongoing privacy policies and practices as described in this notice and as amended by any future notices.

Public Personal Information is Used in a Limited Capacity

Personal information regarding high net worth individuals is not used for marketing purposes. Certain public information identifying the name of an institutional client and its corresponding industry group or State location is occasionally used in direct presentations to potential clients. This information is often required by institutional client prospects and helps us to demonstrate our knowledge of a potential client’s investment management needs through past experience with similarly situated clients. Rarely is any other public information disclosed beyond this limited capacity. You will always have the right to opt out of such a limited disclosure by informing us in writing of your intentions.

We reserve the right to change this Privacy Policy at any time without notice and will notify clients of any modifications on an annual basis.

EXHIBIT B

[Only use to self-report transactions for accounts that cannot be connected to the Intapp Compliance System]

QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT

NAME:

TIME FRAME:	[insert applicable time frame]

Please list any personal security transactions that were executed by you or in which you were the beneficial owner (i.e., transactions your spouse made), during the above stated time frame. Please include the following information:

TRADE DATE	BUY/SELL OR EXCHANGE	TICKER (Use CUSIP for Bonds/Prfrds)	SECURITY NAME	SHARE AMOUNT, # OF BONDS / PRINCIPAL AMOUNT	INTEREST RATE / COUPON (if applicable)	MATURITY DATE (if applicable)	PRICE	EXECUTING BROKER/DEALER / BANK

All transactions in “reportable securities” should be listed above or on a separate sheet. If no reportable transactions were executed during this time frame, please write “None” in the security name section and sign at the bottom of this form.

By executing this form you are attesting that you have included all reportable security transactions from all accounts in which you were either the direct or beneficial owner. Please sign at the bottom and return to Dana’s Chief Compliance Officer or his or her designee by [insert applicable date].

SIGNATURE:	DATE:

EXHIBIT C

Dana Investment Advisors, Inc.

WHISTLEBLOWER POLICY

Purpose:

The Dodd-Frank Act (the “Act”) contains provisions that protect whistleblowers who report fraudulent activities at financial services firms. Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides that the U.S. Securities and Exchange Commission (“SEC”) shall pay awards to eligible whistleblowers who voluntarily provide the SEC with original information that leads to a successful enforcement action yielding monetary sanctions of over $1 million. The award amount is required to be between 10 percent and 30 percent of the total monetary sanctions collected in the Commission’s action or any related action such as in a criminal case.

The Dodd-Frank Act also expressly prohibits retaliation by employers against whistleblowers and provides them with a private cause of action in the event that they are discharged or discriminated against by their employers in violation of the Act.

Policy:

In accordance with the Act, Dana Investment Advisors, Inc. (“Dana” or the “Firm”) has adopted the following procedures for handling the whistleblower reporting requirements:

A.	All employees shall report evidence of (i) a material violation of any federal or state securities laws, (ii) a material breach of fiduciary duty arising under any federal or state laws, or (iii) a similar material violation of any federal or state law by the Firm or any of its officers, directors, employees, or agents (“Reports”) to Dana’s Chief Compliance Officer (“CCO”), who shall report the matter to Dana’s senior management team. The Firm’s senior management team shall retain this information in confidence.

B.	Upon receipt of any such Reports, the Firm’s senior management team shall inform Dana’s legal counsel of the Report and determine whether an investigation is necessary. If it is determined that an investigation is necessary after considering the Report, the senior management team shall:

1.	Initiate an investigation and determine whether it should be conducted by the CCO or outside legal counsel;

2.	Retain such additional experts as senior management deems necessary.

C.	At the conclusion of any such investigation, the senior management team shall:

1.	Recommend that the Firm implement an appropriate response to the findings of a material violation;

2.	Inform the CCO and CEO of the results of the investigation and the appropriate remedial measures to be adopted; and

3.	Inform the whistleblower of the findings of the investigation, as well as any remedial actions recommended, if any, to ensure that the activities are corrected.

D.	The senior management team shall monitor the status of the whistleblower to ensure that he or she is not retaliated against due to his or her reporting of the improper activities. Senior management is responsible for communicating to all of the whistleblower’s superiors that they are prohibited in any way from retaliating against the whistleblower for bringing the activities in question to the attention of the senior management team.

E.	The senior management team shall take all other actions that it deems appropriate in the event that the Firm fails in any material respect to implement an appropriate response that has been recommended.

EXHIBIT D

POLITICAL CONTRIBUTION POLICY

Regulatory Background

In response to a perceived spike in “pay-to-play” activity, the Securities and Exchange Commission has adopted Rule 206(4)-5 of the Investment Advisers Act of 1940 (the “Rule”). In general, the Rule contains three key prohibitions:

-	a two-year prohibition on an adviser’s providing compensated services to a government entity following a political contribution to certain officials of that entity;

-	a prohibition on the use of third-party solicitors who are not themselves “regulated persons” subject to pay-to-play restrictions on political contributions; and

-	a prohibition on “bundling” and other efforts by advisers to solicit political contributions to certain officials of a government entity to which the adviser is seeking to provide services.

Specifically, Rule 206(4)-5 prohibits advisers from “receiving” any compensation for providing investment advice to a “government entity” within two years after a contribution has been made by the adviser or one of its “covered associates.” A “covered associate” includes (i) any partner, managing member, executive officer, or individual with a similar status or function, (ii) any employee who solicits a government entity for the adviser (and any person who directly or indirectly supervises such employee), and (iii) any political action committees (“PACs”) controlled by the adviser or a covered associate. A person’s activities, and not his or her title, will ultimately determine whether he or she is a covered associate. For example, an “executive officer,” under the Rule, not only includes the president and vice-president in charge of a principal business unit, division, or function, but also any other officer or person who performs any policy-making functions. Generally, non-executive-level personnel and those employees that do not directly solicit business from government entities are not considered to be covered associates.

U.S. federal, state, and local contributions are subject to significant legal restrictions and prohibitions, including pay-to-play laws that can prohibit Dana from engaging in certain businesses if its employees make political contributions to covered officials, candidates, or political committees. The Rule broadly defines “contributions” to include a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing a federal, state, or local election, including payments of campaign debts and transition or inaugural expenses incurred by successful candidates for state or local (but not federal) office. Such definition would not include (i) an individual’s donated time (if the adviser does not solicit such person’s efforts or provide the use of its resources) and (ii) charitable donations made at the request of a government entity. Importantly, contributions to PACs do not directly implicate the Rule’s prohibitions on contributions if the contributions are not attributable to a particular covered official.

For purposes of the Rule, an “official” includes an incumbent, candidate, or successful candidate for office if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an adviser or has the authority to appoint such a person. The Rule does not specify particular types of officials who could influence the hiring of an adviser. In addition, political contributions to public officials or candidates for public office outside the U.S. may be subject to local regulations, and some jurisdictions may not permit political contributions by foreign companies or persons. Prior to making any non-U.S. contribution, you should confirm that you are in compliance with such rules.

Rule 206(4)-5 contains a “look back” provision under which advisers must look back in time to determine whether a covered associate has made a triggering contribution. Pursuant to the look back provision, contributions made by a covered associate will be attributed to an adviser if those contributions were made within (i) two years prior to the date the individual became a covered associate, in the case of covered associates who solicit clients for the adviser or (ii) six months prior to the date the individual became a covered associate, in the case of covered associates who do not solicit clients for the adviser.

Dana Policy

Dana employees may engage in legitimate political activities and make political contributions to the extent permitted under law. However, you are prohibited from making contributions to any political officials or political causes if those contributions are intended to influence the award or retention of any Dana Investment Advisors (“Dana”) business. You are also responsible for confirming that your personal political activity is in compliance with legal limits.

The Rule permits individuals to make aggregate contributions within certain de minimis limits without triggering the two-year “time out” period. In accordance with these limits, Dana employees are specifically allowed to make political contributions intended to be covered by the Rule of up to $350 per election to an elected official or candidate for whom the individual is entitled to vote, and up to $150 per election to an elected official or candidate for whom the individual is not entitled to vote. Please note that these de minimis limits are available only for contributions made by individual covered associates, not advisers, and primary and general elections are treated as separate under both exceptions. You may not use Dana resources for any political event or political contribution. In general, family members of covered associates are not covered under the Rule; however, any political contributions from financial accounts held jointly by an employee and their family member(s) could be viewed as contributions in whole or in part by the employee. In addition, the Advisers Act prohibits doing anything indirectly that would be prohibited if done directly.

In order to further Dana’s and all covered associates’ compliance with the Rule, Dana employees are required to report all political contribution activity relating to U.S. federal, state, or local political candidates, officials, party committees, organizations, or ballot measure committees. Within 30 calendar days following each calendar quarter end, any employee who made a political contribution during the prior calendar quarter shall promptly communicate to Dana’s CCO via the Intapp Compliance System the following details for each separate contribution:

-	Date that the political contribution was made

-	Amount of the contribution

-	Name of the political candidate or PAC receiving such contribution

-	Verification that personal resources were used in making payment for such contribution

Adherence to Dana’s Political Contributions Policy is considered mandatory, and failure to abide by it can ultimately serve as grounds for discipline and potentially termination under certain circumstances. Any questions regarding this policy should be directed to Dana’s CCO.